Exhibit 99.1

NXT-ID Completes Acquisition of LogicMark

Secures Institutional Round of Financing of $19.5M

MELBOURNE, Florida, July 26, 2016 -NXT-ID, Inc. (NASDAQ:NXTD) ("NXT-ID" or the "Company"), a company focused on the growing mobile commerce market announces it has completed its acquisition of LogicMark, LLC (“LogicMark”), a leading provider of unmonitored personal emergency response devices (PERS).

NXT-ID, Inc. has completed its previously announced acquisition of LogicMark for $20,000,000, and $900,000 of stock and warrants. In addition, LogicMark’s selling equity holders may be paid an earn-out of up to $6,500,000 based on achieving certain performance goals within the next 18 months. The acquisition was financed with a $15,000,000 senior secured debt facility provided by ExWorks Capital Fund and $4,500,000 of preferred equity provided by several institutional investors.

Aegis Capital Corp. served as exclusive placement agent for the debt and equity financing, as well as financial advisor to NXT-ID. Livingstone, an international mid-market M&A and debt advisory firm, served as advisor to Logicmark.

For the year ended December 31, 2015 LogicMark had audited revenue and net profit of $ 11.1 million and $ 3.1 million respectively. For the three months ended March 31, 2016, LogicMark had unaudited revenue and net profit of $ 3.3 million and $ 1.0 respectively.

LogicMark is comprised of a staff of 22 full-time professionals, 3 part-time professionals, and 5 contractors

Gino Pereira, Chief Executive Officer of the Company, said, “This is a significant milestone for the Company. LogicMark is a market leader in unmonitored PERS devices and we believe we can potentially add significant value by integrating our voice biometric technology as well as detection sensors and miniaturization to future versions of LogicMark products. In addition, the Company believes it can potentially enhance the retail presence of LogicMark products."

Kevin O'Connor, Logicmark's President, added, "We are pleased that the acquisition is complete and look forward to being part of the NXT-ID team. With our combined resources we are confident that we will bring new solutions to the market, and expand our current offerings with new channel partners."

About LogicMark

Founded in 2006, LogicMark has revolutionized the personal emergency response system (PERS) industry by incorporating patented two-way voice communication technology directly in the medical alert pendant. With a focus on innovation, LogicMark provides a unique offering of medical alert systems that contribute to improving the quality of life for those choosing to continue to live independently. https://www.logicmark.com/

About NXT- ID Inc. -Mobile Security for a Mobile World

NXT-ID is an emerging growth technology company that is focused on products, solutions, and services for security on mobile devices. Our core technologies consist of those that support digital payments, biometric identification, encryption, sensors, and miniaturization. We have three distinct lines of business that we are currently pursuing: mobile commerce, primarily through the application of secure digital payment technologies; biometric access control applications, and Department of Defense contracting. Our initial efforts have primarily focused on the development of our secure products for the growing m-commerce market.http://nxt-id.com/

Product images are available for media at: http://press.nxt-id.com

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

NXT- ID Inc. Contacts:
Corporate info: info@nxt-id.com
Media: D. Van Zant
+1-800-665-0411
press@nxt-id.com

SOURCE NXT-ID, Inc.